CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 333-221045 on Form N-1A of our reports dated October 16, 2020, relating to the financial statements and financial highlights of Avantis® Emerging Markets Equity ETF, Avantis® International Equity ETF, Avantis® International Small Cap Value ETF, Avantis® U.S. Equity ETF, and Avantis® U.S. Small Cap Value ETF, each a series of American Century ETF Trust, appearing in the Annual Reports on Form N-CSR of American Century ETF Trust for the year ended August 31, 2020, and to the references to us under the headings “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Kansas City, Missouri
September 14, 2021